UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 8, 2011

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13615 (Commission File No.)	22-2423556 (IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711 (Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

On December 8, 2011, Harbinger Capital Partners LLC ("HCP") and certain of its affiliates, including Philip A. Falcone and Omar Asali, received "Wells Notices" from the staff of the United States Securities and Exchange Commission.  Investment funds managed by HCP are the controlling stockholders of Harbinger Group Inc. ("HRG"), the majority stockholder of our parent company, Spectrum Brands Holdings, Inc. ("SBH").  Mr. Falcone is the Chief Executive Officer and Chairman of the Board of Directors of HRG.  Mr. Asali is the Vice Chairman of SBH's Board of Directors and Acting President and a member of the Board of Directors of HRG.

The Wells Notices were not addressed to the Company, SBH, HRG, or any of their subsidiaries, and the matters described in the Wells Notices do not include any conduct involving, by, or on behalf of the Company, SBH, HRG, or any of their subsidiaries.

The Wells Notices indicate that the staff intends to recommend that the Commission bring actions alleging violations of the federal securities laws.  A Wells Notice is an indication of the current views of the staff of the Division of Enforcement, prior to a decision by the Commission.  It does not constitute a determination that the recipients have violated any law.

We have been advised that HCP and its affiliates are disappointed that the staff issued Wells Notices in these matters and plan to submit responses explaining why they believe enforcement actions are unwarranted.  If the SEC decides to bring an enforcement action, HCP and its affiliates intend to vigorously defend against it.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS, INC.

By:	/s/ Nathan E. Fagre
Name:	Nathan E. Fagre
Title:	Secretary and General Counsel

Dated:  December 9, 2011